LEONETTI & ASSOCIATES, INC.
                             EMPLOYEE CERTIFICATION


By signing this form, I certify that:

1. I have received the COMPLIANCE MANUAL for Leonetti & Associates, Inc. I understand it is my responsibility to read this manual and I agree to adhere to all policies and procedures outlined in this manual.

2. I have read and understand the firm's Policy Statement on Insider Trading contained in the Compliance Manual. I further certify that I will immediately contact Michael E. Leonetti or the Compliance Officer if I have any questions or become aware of any discrepancies pertaining to these policies and procedures.

3. I have disclosed information about my personal securities account(s). I have also disclosed information about any securities account(s) for my spouse, minor children and members of the same households of the aforementioned, as well as any account in which I may have any beneficial interest or control.

4. I have received and reviewed the Professionally Managed Portfolio's Code of Ethics, and agree to abide by the provisions of the Code.

5. I have reported any outside activities such as other employment of any nature, any positions as a director, officer or partner with any other entity, and will promptly notify Mr. Leonetti regarding any change in such interests.

6. By agreeing to abide by the firm's Code and Policies, I understand any violation may result in sanctions by the firm including termination of my employment.



Employee Signature



Print Name



Date

At the present time, I certify that I do not have a personal securities account with a financial institution, nor do I have any direct or indirect beneficial interest in any securities account(s) that would require me, as an employee, to provide Leonetti & Associates, Inc. with copies of my personal securities transactions. In the event that I do open such an account, I agree to abide by the Personal Trading policies and procedures outlined in the company's Compliance Manual.



Employee Signature



Print Name



Date

                           LEONETTI & ASSOCIATES, INC.
                       POLICY STATEMENT ON INSIDER TRADING

It is the policy of Leonetti & Associates, Inc. ("L&A") to comply with all relevant federal securities laws and rules of self-regulatory organizations. This declaration is designed to provide guidance to all employees of L&A concerning the subject of trading on the basis of material non- public information or communicating such information to others who may trade securities.

L&A's Policy

The trust and confidence placed in us by our investment management clients and mutual fund investors is extremely valuable and must be safeguarded.

Employees may not engage in Insider Trading for their own account or the account of any other person. This means you may not buy or sell securities for yourself, a relative, friend or customer and may not recommend that anyone else buy or sell a security of a company on the basis of inside information regarding that company. It also means that you may not disclose the inside information you possess to anyone.

In general, you may not use for your own or anyone else's benefit confidential information you receive on the job. Confidential information received from a client may not be used by any person, except for the benefit of that client alone. You may not discuss such information with other L&A personnel who are not working on a particular transaction or engagement for the company concerned. You should also take care to assure the physical security of any written material containing confidential information.

What is Insider Trading?

Insider trading occurs, in general, when a person buys or sells a security or an option on a security of a company when that person is in possession of material, confidential information not available to the general public - or when a person possessing material non-public information communicates such information to others who trade.

What is Material Information?

Material information is any information which a reasonable investor would consider important in making a decision to buy, sell or hold a security. Earnings announcements, tender offers, acquisitions, dividend increases and decreases are examples of material information. Other events that affect a company's operations, earnings or price of its stock may be considered material.

What is Non-Public Information?

Information is non-public until it has been published by the news media such as Dow Jones, Reuters, Standard & Poors, etc. or otherwise becomes known to the public. This information remains non-public until a reasonable amount of time elapses after its dissemination. If you possess information not available to the general public, you may not use such information for your own benefit until a reasonable time elapses after its publication.

"Tipping" Non-Public Information.

If you possess material non-public information about a particular security or the market for the security, you may not disclose or "tip" that information to others except on a "need-to-know" basis. You should not discuss such information acquired through a fiduciary duty or other relationship of trust and confidence with friends, relatives, spouses, clients or anyone else outside the Firm. Such communications are prohibited because if you communicate material non-public information to others, and they trade on the basis of that information or disclose it to others, you may be subject to criminal, civil and administrative sanctions based upon violations of the law. You may also be subject to termination or other disciplinary actions by the Firm.

Who is an Insider?

Insiders are officers, directors and employees of the Firm and the Firm's accountants, attorneys, consultants, traders, broker-dealers and others who are entrusted with confidential information for a business purpose of L&A.

L&A Procedures Used To Monitor Trading Activities.

The Compliance Officer conducts continuous surveillance of securities trading effected by L&A, its employees and its clients for the purpose of, among other things, identifying transactions that may violate Insider Trading laws. Employees must assure that copies of confirmations and statements are promptly sent to the employee's supervisor. In addition, a pre-approved trading authorization form must be completed prior to any transaction in an employee account.

What Should You Do If You Have A Question Regarding Insider Trading?

It is in L&A's and your own best interest to consider carefully any situation in which you believe that a client, a fellow employee or anyone else employed by L&A, may be engaging in unlawful Insider Trading. If such a circumstance develops, or if you believe you may possess material non-public information, you should discuss the situation immediately with Michael E. Leonetti.

Summary

Congress has passed legislation which exposes individuals trading on the basis of material non- public information to substantial liability. Adherence to the laws prohibiting Insider Trading is an individual and Firm-wide responsibility.

The above outlined procedures exist to enable L&A to monitor transactions effected by employee and employee-related accounts to prevent and detect Insider Trading and other possible misuse of the employee's position at L&A. Such policies, however, depend to a large extent, on every employee understanding the basics of the laws against Insider Trading and adhering to these procedures.

We appreciate very much your commitment to integrity and the good name of our Firm.

Personal Trading

Registered Investment Advisers are required to preserve and maintain specific books and records pursuant to Rule 204-2 of the Investment Advisors Act of 1940. Directors, officers and employee transactions are monitored to ensure that the interests of shareholders and other clients are placed ahead of any personal interest, that no undue personal benefit is obtained from a person's employment activities, and that actual and potential conflicts of interest are avoided.

Rule 204-2 relates to the Firm, its officers and directors, its employees, the spouses, minor children and members of the same households of the aforementioned, as well as any account in which you may have a direct or indirect beneficial interest. This includes joint, partnership and custodial accounts, or the account of a corporation controlled by the employee.

To achieve these goals and comply with regulatory requirements, this policy requires that personal securities transactions of employees be subject to an advance clearing process. An employee, their spouse or children may execute securities or option transactions at any broker-dealer or financial institution of their choice. However, the following procedures must be adhered to.

Employee trading (individual, joint, trust and custodial accounts) must be approved in advance by completing the attached Securities Trading Authorization Form. This policy is intended to maintain the confidentiality owed to each employee. An employee code will be utilized to achieve such privacy. Your personal employee code is the last two digits of your social security number. Please include this number on each form submitted for approval. All personal trades must be approved by John O'Brien, the Compliance Officer. In the event that Mr. O'Brien is not reasonably available, transactions should be approved by Michael E. Leonetti. Mr. Leonetti will be responsible for approving the Compliance Officer's personal trades. Trading by employees should not be excessive, nor interfere with an employee's responsibilities.

There is a five day waiting period to purchase or sell a security or related option held by any Leonetti & Associates, Inc. managed portfolio. Employees should consult the MASTER SECURITY PORTFOLIO LIST prior to submitting a trade authorization form. The list is posted on the bulletin board and updated on a monthly basis. Additionally, employees are responsible for having duplicate copies of their account statements addressed Personal and Confidential, John O'Brien, Compliance Officer, Leonetti & Associates, Inc. and sent to the firm's current business address. This includes, but is not limited to, any individual or joint employee account, individual or joint spousal account, employee or spousal custodial account and accounts for any person living in the same household. Duplicate statements should reference the name of the account.

Violations of this policy are subject to company imposed sanctions, including but not limited to, disgorging of any profits received, written censure, personal trading restrictions, suspension, resignation and/or termination of employment.

                   PRE-APPROVED EMPLOYEE TRADING AUTHORIZATION



Request Date                                     Employee Code
             ----------------------------------                 ----------------


Security Description
                     -----------------------------------------------------------


Purchase or Sale
                 ---------------------------------------------------------------


Price
      --------------------------------------------------------------------------


Number of Shares/Bonds/Options
                               -------------------------------------------------


Name of Financial Institution
                              --------------------------------------------------


Additional Information
                       ---------------------------------------------------------


Approval Date                               Approved by
              ---------------------------               ------------------------

Employee Relations With Clients

Every employee is expected to provide quality service to our customers while maintaining high ethical standards in the conduct of business. Accordingly, employees are expected to follow the following guidelines in their relations with customers.

     -- Place the customer's interest first and adhere to equitable principles of trade and business practice.

     -- Always safeguard the interests of the firm by observing all applicable laws, rules and regulations as well as firm policy.

     -- Constantly treat customers' accounts with the utmost confidentiality and never disclose information about accounts to outside persons without permission.

     -- Always display a high degree of professionalism and notify Michael Leonetti immediately of all customer complaints.

     -- Always support opinions, advice and recommendations to customers with adequate knowledge and information.

     -- Never pay or rebate, directly or indirectly, to any person, firm or organization, any portion of the compensation received from Leonetti & Associates, Inc. for business sought or procured, except where specifically authorized by a written agreement.

     -- Never permit personal investments to influence advice given to customers.

     -- Never participate directly or indirectly in the profits or losses in any customer's account.

     -- Never act on a basis of rumor or material non-public information or communicate such to customers.

     -- Never accept from a customer or the customer's representative cash or negotiable securities.

     -- Neither give nor receive a gratuity from a customer or a customer's representative.

No gifts of any kind are to be accepted at any time by any Leonetti & Associates, Inc. employee or members of the family of an employee from existing customers, prospective customers or other person, institutions, or corporations with whom we do business. The term "gifts" includes, without limiting the meaning of the word, trips or entertainment, which are available to employees on a personal basis and which is not incidental to a trip on the firm's business.

This policy does not, of course, prohibit the exchange of gifts of entertainment (of the same approximate value) between employees and their personal friends who may happen to be customers of the firm or employees of organizations with whom we do business.

Gifts received, other than those which are perishable or impractical to return, are to be returned with a letter such as the one illustrated on the following page explaining the firm's policy. Perishable gifts, such as food, fruit or candy, may be kept to oneself, shared with the employees with whom you work or given to a charitable organization. A copy of any letter covering the return of gifts or the disposition of those not returned should be given to Mr. Leonetti.

NYSE Rule 350 limits the giving of gratuities and compensation in excess of $50 to any principal, officer or employee of any exchange, member organization, non-member broker/dealer in securities, financial institution, news or financial information media except with the prior written consent of Leonetti & Associates, Inc.

NYSE Rule 353 prohibits the payment or rebate, directly or indirectly, to any person or organization of any portion of the compensation received from the firm for business sought or procured as a bonus, commission fee or other consideration. If you receive a gift which violates this regulation, a copy of the letter covering the return of the gift should be given to Michael Leonetti. Records of returns of such gratuities must be retained for at least three years for inspection by regulatory examiners.

Please note that this policy applies year-round and is not limited to the Holiday season.

     Dear Mr. Smith,

     I have received the gift you so kindly sent me (thank you for your kind invitation to...). While I greatly appreciate the spirit in which it is offered, at the same time, I will have to return the gift in accordance with the following firm policy which is consistent with NYSE rules regarding gifts.

               No gifts of any kind are to be accepted at any time by any Leonetti & Associates, Inc. employee or members of the family of an employee from existing clients, prospective clients or other persons, institutions, or corporations with whom we do business.

     Let me assure you again that your thoughtfulness and the sentiment behind it is sincerely appreciated.


     Yours truly,


     Employee Name